Exhibit 99.02

                                               January 12, 1998

Board of Directors of Sbarro, Inc.

Gentlemen:

           I am pleased to extend a proposal, on behalf of myself, Joseph Sbarro, Anthony Sbarro and the Trust of Carmela Sbarro (the "Sbarro Family"), to acquire all of the outstanding shares of Common Stock of Sbarro, Inc. (the "Company") not currently owned by the Sbarro Family (the "Public Shares"). The transaction would be structured as a cash merger in which each holder of Public Shares would receive $28.50 per share, or an aggregate of approximately $380 million, based on the number of Public Shares outstanding as of December 28, 1997.

           Consummation of the acquisition would be subject, among other things, to (i) entering into a definitive agreement with the Company with respect to the transaction, (ii) approval of the transaction by a special committee of the Company's Board of Directors (the "Special Committee"), the Company's Board of Directors and its shareholders, (iii) receipt of satisfactory financing for the transaction (the Sbarro Family has received a highly confident letter from Bear Stearns with respect to receipt of such financing) and (iv) receipt of a fairness opinion from the financial advisor to the Special Committee that indicates that the proposed transaction is fair from a financial point of view to the holders of Public Shares. We are in the process of drafting such an agreement, which will reflect all of the aspects of our proposed offer, and will provide the agreement to you shortly.

           We believe that our proposal is beneficial to both the Company and its public shareholders and is a fair one to the public shareholders. The proposed acquisition price of $28.50 represents a significant premium over Friday's closing price on the New York Stock Exchange of $25.50, as well as a premium over the average closing price for each trading day during the last twelve months.

           We wish to make it clear that we are not interested under any circumstances in selling our interest in the Company.

           We look forward to working with you and the advisors to the Special Committee to complete this transaction and hope you will give this proposal your prompt attention. We reserve the right to amend or withdraw this proposal at any time in our discretion.

                                                       Sincerely,

                                                       /s/ Mario Sbarro

                                                       Mario Sbarro